EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated December 12, 2003 (except for Note 20, as to which the date is December 23, 2003), accompanying the consolidated financial statements and schedule included in the Annual Report of Irvine Sensors Corporation on Form 10-K for the year ended September 28, 2003. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Irvine Sensors Corporation on Forms S-8 (Nos. 2-85501, 333-722201, 333-94071, 333-68846, 333-73894, 333-76756, 333-102284, 333-105066) and Forms S-3 (Nos. 333-45269, 333-32758, 333-44026, 333-58816, 333-91370, 333-105064, 333-107865, 333-109926).

/S/    GRANT THORNTON LLP

Irvine, California

December 12, 2003 (except for Note 20,

as to which the date is

December 23, 2003)